                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                     Universal Health Realty Income Trust
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

[UNIVERSAL HEALTH REALTY INCOME TRUST LOGO]
                          UNIVERSAL CORPORATE CENTER
                             367 SOUTH GULPH ROAD
                      KING OF PRUSSIA, PENNSYLVANIA 19406

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 June 3, 2002

  Notice is hereby given that the Annual Meeting of Shareholders of Universal Health Realty Income Trust (the "Trust") will be held on Monday, June 3, 2002 at 10:00 AM, at the offices of the Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

    (1) To have the holders of Trust Shares elect three Class I Trustees, all three Trustees to serve for a term of three years, until the annual election of Trustees in the year 2005 and election and qualification of their successors.

    (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on April 23, 2002 are entitled to vote at the Annual Meeting.

  All shareholders are cordially invited to attend the meeting in person. IN ANY EVENT, PLEASE MARK YOUR VOTES, THEN DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.
                                            BY ORDER OF THE BOARD OF TRUSTEES

                                            /s/ Kirk E. Gorman

                                                     KIRK E. GORMAN
                                                        Secretary

King of Prussia, Pennsylvania
April 29, 2002

                                                                  SKU0802-PS-02

                  [UNIVERSAL HEALTH REALTY INCOME TRUST LOGO]
                          Universal Corporate Center
                             367 South Gulph Road
                           King of Prussia, PA 19406

                                PROXY STATEMENT

                                    GENERAL

  This Proxy Statement and enclosed form of Proxy are furnished to the shareholders of Universal Health Realty Income Trust, a real estate investment trust organized under the laws of the State of Maryland (the "Trust"), in connection with the solicitation of Proxies by the Board of Trustees for use at the Annual Meeting of Shareholders, to be held at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania on Monday, June 3, 2002 at 10:00 AM, and at any adjournment thereof. This Proxy Statement and related form of Proxy were first sent to shareholders of the Trust on or about April 29, 2002. The Annual Meeting is being held to: (1) elect three Class I Trustees of the Trust, all of whom will serve for a term of three years until the annual election of Trustees in the year 2005 and the election and qualification of their successors; and (2) transact such other business as may properly be brought before the meeting or any adjournment thereof.

  A form of Proxy for use at the meeting is enclosed. Any shareholder may revoke a Proxy at any time before the authority granted by it is exercised by giving written notice of revocation to the Secretary of the Trust, by submitting another executed Proxy to the Secretary of the Trust bearing a later date (but prior to the voting of such Proxy), or by attending the meeting and asking (prior to the voting of such Proxy) for the return of such Proxy. Unless otherwise indicated on the Proxy, shares represented by any Proxy will, if the Proxy is properly executed and received by the Trust prior to the Annual Meeting, be voted FOR the nominees for Trustees.

  Only holders of record of the shares of beneficial interest of the Trust, par value $.01 per share (the "Shares"), at the close of business on April 23, 2002 will be entitled to vote at the meeting. On that date, there were 11,684,332 Shares outstanding. Each Share is entitled to one vote on each of the matters to be presented at the meeting. Shareholders entitled to vote for the election of the Trustees can withhold authority to vote for them. Each nominee will be elected if he receives a plurality of the votes cast. Broker non-votes are treated as shares as to which the beneficial owners have withheld voting authority and therefore are shares not entitled to vote on the matter. As of April 23, 2002, the Trust's current Trustees and officers as a group owned of record or beneficially 106,475 Shares, (excluding shares issuable upon exercise of options), representing .91% of the outstanding Shares.

  A copy of the Trust's Annual Report to Shareholders, including financial statements for the year ended December 31, 2001, is enclosed.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of February 28, 2002, the number of Shares and the percentage of outstanding Shares owned beneficially, within the meaning of Securities and Exchange Commission Rule 13d-3, (i) by each person who is known by the Trust to own beneficially more than 5% of its Shares (ii) by each Trustee and Trustee nominee and each executive officer named in the Summary Compensation Table and (iii) by all Trustees and executive officers of the Trust as a group.

Name and Address of                Amount and Nature of        Percent of
Beneficial Owner(1)                Beneficial Ownership    Outstanding Shares
-------------------                --------------------    ------------------

Universal Health Services, Inc.
 ("UHS")                                 767,264(2)              6.570%
367 South Gulph Road
King of Prussia, PA 19406

Private Capital Management, Inc.         842,738(3)                7.2%
3003 Tamiami Trail North
Naples, FL 33940

Miles L. Berger                            3,375(4)                (5)
Berger Management Services, LLC
900 N. Michigan Ave., Suite 2010
Chicago, IL 60611

Daniel M. Cain                             5,696(4)                (5)
Cain Brothers & Company, LLC
452 Fifth Avenue, 25th Floor
New York, NY 10018

James E. Dalton, Jr.                       3,000(4)                (5)
6505 Edinburgh Drive
Nashville, TN 37221

Elliot J. Sussman, M.D., M.B.A.              500(4)                (5)
Lehigh Valley Hospital & Health
Network
Cedar Crest Blvd. & Interstate 78
Allentown, PA 18105

Myles H. Tanenbaum                         8,000(4)                (5)
Arbor Enterprises
Four Tower Bridge, Suite 400
200 Barr Harbor Drive
W. Conshohocken, PA 19428

Alan B. Miller                            98,044(6)(4)(7)          (5)

Kirk E. Gorman                            40,236(4)(7)             (5)

Charles F. Boyle                          12,802(4)                (5)

Cheryl K. Ramagano                        10,553(4)                (5)

Timothy J. Fowler                         10,576(4)(7)             (5)
3525 Piedmont Rd., N.E.
Atlanta, GA 30305

All Trustees & Executive Officers
as a group (10 persons)                  192,782(4)(7)             1.7%

----------
(1) Unless otherwise shown, the address of each beneficial owner is c/o Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.
(2) UHS has an option to maintain ownership of a minimum of 5% of the outstanding Shares of the Trust.
(3) Shares are held by Private Capital Management, Inc., a registered investment adviser. Information is based on Amendment No. 9 to Schedule 13G dated February 19, 2002.
(4) Includes shares issuable pursuant to stock options to purchase shares of beneficial interest held by officers of the Trust and exercisable within 60 days of February 28, 2002 as follows: Miles L. Berger (2,375); Daniel
     M. Cain (3,000); James E. Dalton, Jr. (3,000); Elliot J. Sussman, M.D., M.B.A. (500); Myles H. Tanenbaum (3,000); Alan B. Miller (35,000); Kirk
     E. Gorman (12,500); Charles F. Boyle (7,500); Cheryl K. Ramagano (7,500); and Timothy J. Fowler (7,500).
(5)  Less than 1%.
(6) Includes 12,000 shares of beneficial interest beneficially owned by the Alan B. Miller Family Foundation, Alan B. Miller, as Trustee.
(7) Includes shares of beneficial interest owned through the UHS Supplemental Deferred Compensation Plan as follows: Alan B. Miller (8,644); Kirk E. Gorman (6,633); Charles F. Boyle (41) and Timothy J. Fowler (226).

                                PROPOSAL NO. 1
                             ELECTION OF TRUSTEES

  The Trust was organized under the laws of the State of Maryland as a real estate investment trust on August 6, 1986. Trustees of the Trust, Mr. Miller, and Mr. Cain, assumed their positions with the Trust at the inception of the Trust. Mr. Tanenbaum was elected in November 1990, Mr. Gorman was elected in December 1994, Mr. Dalton was elected in December 1997, Mr. Berger was elected in December 1998 and Dr. Sussman was elected in 1999. Pursuant to the Declaration of Trust, the Trustees of the Trust have been divided into three classes, with staggered terms. The terms of the Trustees in Class I expire at this meeting, the terms of the Trustees in Class II expire at the 2003 Annual Meeting and the terms of the Trustees in Class III expire at the 2004 Annual Meeting. At each Annual Meeting, Trustees are elected for a term of three years to succeed those in the class whose term is expiring at such Annual Meeting.

  The persons listed below currently constitute the Trust's Board of Trustees. The nominees for the Class I Trustees are Alan B. Miller, Myles H. Tanenbaum and Elliot J. Sussman, MD, MBA, expire at the 2002 Annual Meeting. They have been nominated to be elected for three-year terms. The Trustees have no reason to believe that the nominees will be unavailable for election; however, if the nominees become unavailable for any reason, the Shares represented by the Proxy will be voted for the persons, if any, who are designated by the Board of Trustees to replace the nominees. The nominees have consented to be named and have indicated their intent to serve if elected.

  Pursuant to the Declaration of Trust, a majority of the Trust's Trustees must be "Independent Trustees" with each class of Trustees containing at least one Independent Trustee. The Declaration of Trust defines an "Independent Trustee" as a Trustee who is not an affiliate of Universal Health Services, Inc. ("UHS"), the parent company of the Trust's Advisor, and does not perform any services for the Trust, except as Trustee.

  The following information is furnished with respect to the nominee for election as a Trustee and each member of the Board of Trustees whose term of office will continue after the meeting.

                        Class of               Principal Occupation            Trustee
         Name           Trustee  Age        During the Last Five Years          Since
         ----           -------- ---        --------------------------         -------


NOMINEES WHOSE TERMS
EXPIRE IN 2002
----------------------


Alan B. Miller              I     64 Chairman of the Board and Chief Execu-     1986
                                     tive Officer of the Trust since 1986.
                                     Chairman of the Board, President and
                                     Chief Executive Officer of Universal
                                     Health Services, Inc. since 1978. Direc-
                                     tor of CDI (NYSE) Corp., Penn Mutual
                                     Life Insurance Company and Broadlane,
                                     Inc.


Elliot J. Sussman, MD,      I     50 President and Chief Executive Officer of   1999
MBA*                                 Lehigh Valley Hospital and Health Net-
                                     work since 1993.
Myles H. Tanenbaum*         I     71 Chairman of the Board of Arbor Enter-      1990
                                     prises since 1989. Formerly President
                                     and CEO of both Arbor Property Trust
                                     (NYSE) (successor to EQK Green Acres,
                                     L.P.), 1986-1997, and EQK Realty Invest-
                                     ors (NYSE), 1985-89. Director of Pep
                                     Boys (NYSE) and The Benjamin Franklin
                                     Institute, and member of the Board of
                                     Trustees of the University of Pennsylva-
                                     nia.

                       Class of               Principal Occupation            Trustee
        Name           Trustee  Age        During the Last Five Years          Since
        ----           -------- ---        --------------------------         -------


TRUSTEES WHOSE TERMS
EXPIRE IN 2003
---------------------


Daniel M. Cain*           II     57 President and CEO, Cain Brothers & Com-    1986
                                    pany, LLC since 1986. Prior thereto, se-
                                    nior partner in Cain Brothers & Company
                                    since 1982. Mr. Cain is a Trustee of N-
                                    Vest Mutual Funds (NYSE) and eBenX, an
                                    employee benefits internet provider.


James E. Dalton, Jr.*     II     59 President and Chairman, Edinburgh Asso-    1997
                                    ciates, Inc. Prior thereto, President,
                                    Chief Executive Officer and Director of
                                    Quorum Health Group, Inc.; Regional Vice
                                    President of Health Trust, Inc., Divi-
                                    sion Vice President of Hospital Corpora-
                                    tion of America, and Regional Vice Pres-
                                    ident of HCA Management Company. Direc-
                                    tor of AmSouth Bancorporation, Select
                                    Medical, Genesis Health Ventures, Triad
                                    Hospitals, and a Trustee of the American
                                    Hospital Association.
TRUSTEES WHOSE TERMS
EXPIRE IN 2004
---------------------


Kirk E. Gorman           III     51 President and Chief Financial Officer of   1994
                                    the Trust since 1990, Secretary of the
                                    Trust since December 1994 and Vice Pres-
                                    ident and Chief Financial Officer of the
                                    Trust since 1987. Senior Vice President,
                                    Treasurer and Chief Financial Officer of
                                    UHS since December 1992; Director of
                                    VIASYS Healthcare, Inc. and Physician's
                                    Dialysis, Inc.


Miles L. Berger*         III     71 Chairman of the Board, Berger Financial    1998
                                    Services Corp., and Berger Management
                                    Services; Trustee, Innkeepers Trust USA.


----------
* Independent Trustee

Vote Required

  The nominees receiving the highest number of affirmative votes of the shares of beneficial interest, present in person or represented by proxy and entitled to vote, a quorum being present shall be elected as the Class I Trustees. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompany proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving few votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

  The Trustees recommends a vote FOR the election of these nominees as Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Trust's trustees and executive officers, and persons who own more than ten percent of a registered class of the Trust's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Shares and other equity securities of the Trust. Based on reports filed with the Trust, the Trust believes all required reports of executive officers and Trustees were filed in a timely manner.

                      Universal Health Realty Income Trust
                           Summary Compensation Table

                                                                         Long-term
                                                                       Compensation
                                          Annual Compensation             Awards
                                      ---------------------------- ---------------------
                                                         Other     Restricted Securities
                                                         Annual      stock    Underlying     All
                                Fscal Salary          Compensation   awards    Options      Other
 Name and principal position    Year   ($)   Bonus($)    ($)(a)       ($)         (#)    Compensation
 ---------------------------    ----- ------ -------- ------------ ---------- ---------- ------------
Alan B. Miller,                 2001   --        --     $84,375       --           --        --
 Chairman of the Board and      2000   --        --      82,800       --        20,000       --
 Chief Executive Officer        1999   --        --      45,250       --           --        --
Kirk E. Gorman,                 2001   --    $50,000    $23,438       --           --        --
 President, Chief Financial     2000   --     50,000     23,000       --           --        --
 Officer, Secretary and Trustee 1999   --     50,000     22,625       --           --        --
Charles F. Boyle,               2001   --        --     $14,063       --           --        --
 Vice President and Controller  2000   --        --      13,800       --           --        --
                                1999   --        --      13,575       --           --        --
Cheryl K. Ramagano,             2001   --        --     $14,063       --           --        --
 Vice President and Treasurer   2000   --        --      13,800       --           --        --
                                1999   --        --      13,575       --           --        --
Timothy J. Fowler,              2001   --        --     $14,063       --           --        --
 Vice President,                2000   --        --      13,800       --           --        --
 Acquisition and Development    1999   --        --      13,575       --           --        --

----------
(a) Other Annual Compensation in 2001, 2000 and 1999 for Messrs. Miller, Gorman, Boyle and Fowler and Ms. Ramagano consists of dividend equivalent rights accrued in connection with the Trust's 1997 Incentive Plan. Mr. Miller held 45,000 dividend equivalent rights as of December 31, 2001 and 2000 and 25,000 dividend equivalent rights as of December 31, 1999. As of December 31, 2001, 2000 and 1999, Messrs. Gorman, Boyle, Fowler and Ms. Ramagano held 12,500, 7,500, 7,500 and 7,500 dividend equivalent rights, respectively. The Other Annual Compensation amounts shown above were computed by multiplying each participant's dividend equivalent rights by the declared dividends per share of $1.875 in 2001, $1.84 in 2000 and $1.810 in 1999.

Option Grants In Last Fiscal Year

  There were no options granted during 2001.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                   Number of Securities
                                                    Underlying Value of    Value of Unexercised in-
                                                  Unexercised Options at     the-Money Options at
          Name             Shares                   Fiscal Year-end(#)       Fiscal Year-end($)(2)
          ----           Acquired on    Value    ------------------------- -------------------------
                         Exercise(#) Realized(1) Exercisable Unexercisable Exercisable Unexercisable
                         ----------- ----------- ----------- ------------- ----------- -------------
Alan B. Miller..........   50,000      415,750     30,000       15,000      $165,625     $131,250
Kirk E. Gorman..........        0            0     12,500            0      $ 60,938     $      0
Charles F. Boyle........        0            0      7,500            0      $ 36,563     $      0
Cheryl K. Ramagano......        0            0      7,500            0      $ 36,563     $      0
Timothy J. Fowler.......    8,024       31,093      7,500            0      $ 36,563     $      0

(1) Based on the difference between the exercise price and the closing sale price of the share of beneficial interest on the New York Stock Exchange on the date of exercise.

(2) Based on the difference between the exercise price (excluding effect of dividend equivalent rights) and the closing price of the share of beneficial interest on the New York Stock Exchange on December 31, 2001 of $23.50 per share.

                 Report of Compensation and Benefits Committee

  The Trust has established incentive plans to incentivize those persons to render greater service to the Trust. During 1997, the Trust's Board of Trustees approved the Universal Health Realty Income Trust 1997 Incentive Plan ("The Plan"), which is a stock option and dividend equivalent rights plan for the employees of the Trust, including officers and directors. There are 400,000 shares reserved for issuance under the Plan. As of December 31, 2001, 300,000 stock options and 300,000 dividend equivalent rights remain available for issuance pursuant to the terms of The Plan. Since inception of The Plan, a net total of 100,000 stock options and 100,000 dividend equivalent rights (excluding cancelled stock options and dividend equivalent rights) were granted to various officers and Trustees of the Trust.

  The Compensation and Benefits Committee, which is composed of independent trustees of the Trust, believes that in the general absence of cash compensation, it is important to provide the officers of the Trust, including the chief executive officer, an incentive to increase shareholder value by awarding equity based compensation. Because the substantial portion of the return of real estate investment trusts like the Trust is comprised of the dividend payable on the shares rather than share price appreciation the Committee believes that the 1997 Incentive Plan with its dividend equivalent rights feature provides the appropriate incentive for officers and Trustees of the Trust. The Committee believes that Mr. Gorman's special efforts on behalf of the Trust merit a special cash bonus of $50,000 which commenced in 1999. As Mr. Gorman is compensated by UHS which, as the Trust's advisor, receives an advisory fee, UHS has agreed to reduce this advisory fee commencing in 1999 by the amount of Mr. Gorman's bonus thus resulting in no net cost to the Trust. The Committee will evaluate from time to time the compensation payable to its officers in light of the performance of the Trust, the individuals involved and competitive factors.

                                            COMPENSATION AND BENEFITS COMMITTEE

                                                        Daniel M. Cain
                                                      James E. Dalton Jr.
                                                         Miles Berger

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Daniel M. Cain has from time to time performed investment banking services for the Trust. No compensation was paid to him for any services in 2001.

                         STOCK PRICE PERFORMANCE GRAPH

  The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Trust specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                        (The Trust, S&P 500, Peer Group)

                                    [Graph]

                           1996     1997     1998     1999     2000     2001

Universal Health Realty
 Income Trust             $100.00  $115.86  $113.41  $ 93.50  $140.61  $180.64
S&P 500                   $100.00  $133.36  $171.48  $207.56  $188.66  $166.24
Peer Group                $100.00  $119.35  $101.52  $ 71.51  $ 81.51  $122.58

  The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Trust, the peer group and the S&P 500 Composite is based on the stock price or composite index at the end of fiscal 1996.

  The above graph compares the performance of the Trust with that of the S&P 500 and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows: Health Care Property Investors, Inc., Nationwide Health Properties, Inc., American Health Properties, Inc., Omega Healthcare Investors, Health Care REIT, Inc., G&L Realty Corp. (acquired in Oct. 2001), Healthcare Realty Trust Incorporated, LTC Properties, Inc., National Health Investors, Inc. and National Health Realty, Inc.


                               BOARD OF TRUSTEES

MEETINGS OF THE BOARD

  Regular meetings of the Trustees are generally held quarterly, while special meetings are called when necessary. Before each meeting, Trustees are furnished with an agenda and background materials relating to matters to be discussed. During 2001, there were nine Board meetings. All Trustees attended at least 75% of the meetings.

COMPENSATION OF TRUSTEES

  Each Independent Trustee is paid by the Trust annual compensation of $10,000 for service as a Trustee plus $1,000 for attendance in person at each meeting of the Board of Trustees plus an additional $500 for attendance for each Committee meeting thereof on a day on which the Board of Trustees does not meet. In addition, the Trust reimburses all Trustees for travel expenses incurred in connection with their duties as Trustees of the Trust. In 1992, the Board of Trustees and the shareholders adopted a Share Compensation Plan For Outside Trustees, pursuant to which Trustees may elect to receive their annual compensation in the form of Shares in lieu of cash. No Trustee elected to receive Shares in 2001. During 1997, the Trust's Board of Trustees approved the Universal Health Realty Income Trust 1997 Incentive Plan ("The Plan"), which is a stock option and dividend equivalent rights plan for the employees of the Trust, including officers and Trustees. The Plan was adopted by the shareholders at the 1998 Annual Shareholders Meeting. There are 400,000 shares reserved for issuance under the Plan. In connection with this plan, Messrs. Daniel M. Cain and Myles H. Tanenbaum each received 2,500 stock options and 2,500 dividend equivalents rights with an exercise price of $18.625 per share representing the closing sale price of the Trust's shares of beneficial interest on the New York Stock Exchange on June 23, 1997. In March 1998, Mr. James E. Dalton, Jr. received 2,500 stock options and 2,500 dividend equivalent rights, with an exercise price of $21.4375 per share representing the closing sale price of the Trust's shares of beneficial interest on the date of grant. In December 1998, Mr. Miles L. Berger received 2,500 stock options and 2,500 dividend equivalent rights, with an exercise price of $19.625 per share representing the closing sale price of the Trust's shares of beneficial interest on the date of grant. In March 2000, Messrs. Daniel M. Cain, Myles H. Tanenbaum, James E. Dalton Jr., Miles L. Berger and Elliot J. Sussman, M.D., M.B.A. each received 1,000 stock options and 1,000 dividend equivalent rights, with an exercise price of $14.75 per share representing the closing sale price of the Trust's shares of beneficial interest on the date of grant. There were no stock options or dividend equivalent rights issued during 2001.

AUDIT COMMITTEE

  The Audit Committee is responsible for providing assistance to the Board of Trustees in fulfilling its responsibilities relating to corporate accounting and reporting practices and in maintaining a direct line of communication between the Trustees and the independent accountants. It recommends the firm to be appointed as independent auditor, reviews the scope and results of the audit with the independent auditors and considers the adequacy of the internal accounting and control procedures of the Company. The Audit Committee met once in 2001. Members of this Committee are Daniel M. Cain, James E. Dalton, Jr. and Myles H. Tanenbaum.

                            AUDIT COMMITTEE REPORT


  The Audit Committee of the Trustees of Universal Health Realty Income Trust (the Committee) is composed of three independent Trustees and operates under a written charter adopted by the Board of Trustees. The Board of Trustees has determined that each Committee member is independent in accordance with the listing standards of the New York Stock Exchange.

  Management is responsible for the Trust's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Trust's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

  In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Trust's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

  Arthur Andersen LLP, the Trust's independent auditors, also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with Arthur Andersen LLP their independence as independent auditors of the Trust.

  Based on the Committee's discussion with management and Arthur Andersen LLP, and the Committee's review of the representation of management and the report of Arthur Andersen LLP to the Committee, the Committee recommended to the Board of Trustees, and the Board has approved, that the audited consolidated financial statements be included in the Trust's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee and the Board also have approved the selection of Arthur Andersen LLP as the Trust's independent auditors.


                                          Audit Committee

                                          Myles H. Tanenbaum
                                          James E. Dalton, Jr.
                                          Daniel M. Cain

COMPENSATION AND BENEFITS COMMITTEE

  The Compensation and Benefits Committee was established December 1, 1988 and is responsible for administering the 1997 Incentive Plan. It has full authority in its discretion from time to time, and at any time, to select those employees of the Trust, as the term employee is defined in the plan, to whom options will be granted, to determine the number of options subject thereto, the times at which such options shall be granted, the time at which the options shall vest, and the terms and conditions of the agreements to be entered into by the employees with the Trust. The Compensation and Benefits Committee met once in 2001. Members of this Committee are Daniel M. Cain, James E. Dalton, Jr. and Miles L. Berger.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Trust's officers are all employees of UHS of Delaware, Inc. ("UHS") and as of December 31, 2001, the Trust had no salaried employees. Commencing in 1999, Mr. Kirk E. Gorman, President, Chief Financial Officer, Secretary and Trustee of the Trust, received $50,000 annual bonuses awarded by the Trustees, subject to UHS agreeing to a $50,000 reduction in the annual advisory fee paid by the Trust.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

RELATIONSHIP WITH UHS

THE ADVISOR AND THE ADVISORY AGREEMENT

  The Trust, with the approval of the Board of Trustees, including all the Independent Trustees, has entered into an Advisory Agreement with UHS of Delaware, Inc. (the "Advisor"), a Delaware corporation and wholly owned subsidiary of UHS, pursuant to which the Advisor will act as advisor to the Trust with respect to the Trust's operations. Mr. Alan B. Miller serves as Director and President of the Advisor and of UHS; Mr. Kirk E. Gorman serves as Director and Chief Financial Officer of the Advisor; Mr. Steve Filton serves as Director, Vice President and Controller of the Advisor; Mr. Bruce R. Gilbert serves as Secretary of the Advisor. Alan B. Miller is Chairman of the Board and Chief Executive Officer of the Trust, Kirk E. Gorman is President, Chief Financial Officer, Secretary and Trustee of the Trust, Charles F. Boyle is Vice President and Controller of the Trust, Cheryl K. Ramagano is Vice President and Treasurer of the Trust, Timothy J. Fowler is Vice President, Acquisitions and Development, of the Trust, and Bruce R. Gilbert serves as General Counsel to the Trust. All such persons are also employees of the Advisor. Under the Advisory Agreement, the Advisor is obligated to present an investment program to the Trust, to use its best efforts to obtain investments suitable for such program (although it is not obligated to present any particular investment opportunity to the Trust), to provide administrative services to the Trust and to conduct the Trust's day-to-day affairs. In performing its services under the Advisory Agreement, the Advisor may utilize facilities, personnel and support services of various UHS affiliates, including accounting, legal and other services, for which the Advisor will be reimbursed directly by the Trust, but only if such services are first approved by a majority of the Independent Trustees. No additional compensation will be paid by the Trust for these services.

  The term of the Advisory Agreement expired on December 31, 2001. The Board of Trustees, on December 3, 2001, voted to renew the Advisory Agreement for 2002. The Advisory Agreement is renewable annually thereafter by the Trust, subject to a determination by a majority of the Independent Trustees that the Advisor's performance has been satisfactory, and subject to the termination rights of the parties. The Advisory Agreement may be terminated for any reason upon sixty days' written notice by the Trust or the Advisor.

  The Advisory Agreement does not restrict the Advisor from rendering advice to other investors (including other real estate investment trusts) or from managing other investments, including those of investors or investments advised, sponsored or organized by the Advisor. The Advisor also may render such services to joint ventures and partnerships in which the Trust is a co-venturer or partner and to the other entities in such joint ventures and partnerships, and the Advisor is not obligated to present any particular investment opportunity to the Trust. There is no restriction on the right of any director, officer, employee or stockholder of the Advisor, or any affiliate of UHS, to engage in any other business or to render services of any kind to any other corporation, partnership or other entity (including competitive business activities). The Advisor has informed the Board of Trustees that it does not presently intend to provide advisory services to any other real estate investment trust and has agreed to inform the Board of any change in such intention.

  Pursuant to the Advisory Agreement, the Trust paid the Advisor $1.3 million in consideration for services rendered by the Advisor to the Trust during fiscal 2001. UHS agreed to reduce its advisory fee commencing in 1999 by the cash bonus paid by the Trust to Mr. Kirk Gorman. The Advisory Agreement provides that the Advisor is entitled to receive an annual advisory fee equal to .60% of the average invested real estate assets of the Trust, as derived from its consolidated balance sheet from time to time. In addition, the Advisor will be entitled to an annual incentive fee equal to 20% of the amount by which cash available for distribution to shareholders for each year, as defined in the Advisory Agreement, exceeds 15% of the Trust's equity as shown on its balance sheet, determined in accordance with generally accepted accounting principles without reduction for return of capital dividends. No incentive fees were paid during 2001, 2000 or 1999. The advisory fee is payable quarterly, subject to adjustment at year end based upon audited financial statements of the Trust.

PROPERTIES

  The Trust effectively commenced business on December 24, 1986, the closing date for the purchase of properties from certain subsidiaries of UHS (the "Subsidiaries"). In exchange for shares of beneficial interest, $.01 par value, in the Trust, the Trust acquired 10 properties (the "Initial Properties") from the Subsidiaries having an appraised value of approximately $122,000,000. The Initial Properties were immediately leased back to the respective Subsidiaries. In March 1988, the Trust acquired the real property of a 118-bed acute care hospital operated by a subsidiary of UHS for approximately $9,500,000. The Trust concurrently leased the hospital to that UHS subsidiary on a long-term basis. The fixed term of the leases ranges from 10-15 years with up to five additional five-year renewal options. In 1989, two of these facilities consolidated their operations. The leases all provide for minimum rents and additional rents are payable if facility revenues increase. Additional rent is equal to 5% of the increase in facility revenues over a base period until the facility lease rate grows to 13.5% of the Trust's original shareholders' equity. Thereafter, additional rent is equal to 1% of the increase in facility revenues. The obligations under the leases are guaranteed by UHS.

  During 1991, the Trust sold to UHS a 124-bed acute care hospital for its net book value of approximately $5.7 million, which was higher than its appraised value. The real property of this hospital was previously leased to UHS. Also during 1991, the Trust acquired from UHS, for approximately $4.1 million, newly constructed patient buildings on the campus of one of the behavioral health facilities already owned by the Trust.

  In 1992, one of the Subsidiaries of UHS ceased operations at the facility leased by it from the Trust and, in 1993, UHS purchased the real property of that facility from the Trust for approximately $3.2 million, the original purchase price of the facility, which was higher than its appraised value, and resulted in a $371,000 gain, which was included in the Trust's 1993 first quarter results. Also during the fourth quarter of 1993, UHS, the former lessee and operator of Belmont Community Hospital, sold the operations of the facility to Transitional Hospitals Corporation ("THC"), an unaffiliated third party. Concurrently, the Trust purchased certain related real property from UHS for $1 million in cash and a note payable in the amount of $1.4 million, including accrued interest, which will be paid by the Trust on April 30, 2002. No further obligation will be owed by UHS to the Trust in connection with this transaction. In connection with this transaction, UHS's lease with the Trust was terminated, and the Trust entered into an eight year lease agreement (scheduled to expire in December, 2006) with THC-Chicago for the real property of this facility.

  During the third quarter of 1995, UHS purchased the assets of Westlake Medical Center, ("Westlake") a 126-bed hospital of which the majority of real estate assets were owned by the Trust and leased to UHS. In exchange for the real estate assets of Westlake and the termination of the lease, the Trust received substitution properties valued at approximately $19 million (the Trust's original purchase price of Westlake) consisting of additional real estate assets which were owned by UHS but related to three acute care facilities, of which the Trust owns the real estate and which are operated by UHS (McAllen Medical Center, Inland Valley Regional Medical Center and Wellington Regional Medical Center). These additional real estate assets represent major additions and expansions made to these facilities by UHS since the purchase of the facilities by the Trust from UHS in 1986. The Trust also purchased from UHS, additional real estate assets related to McAllen Medical Center for approximately $1.9 million in cash. Total annual base rental payments from UHS to the Trust on the substituted properties will be $2.4 million which equals the total base and bonus rental earned by the Trust on the Westlake facility during 1994 ($2.1 million base and $300,000 bonus). Total annual base rental payments on the additional real estate assets purchased related to McAllen Medical Center will be approximately $200,000. Bonus rental on the substituted and purchased real estate assets will be equal to 1% of the growth in revenues, in excess of base year amounts, generated by these additional assets. The guarantee by UHS under the existing leases, as amended to include the additional property, will continue.

  During the third quarter of 1998, wholly-owned subsidiaries of UHS exercised five-year renewal options on four hospitals owned by the Trust which were scheduled to expire in 1999 through 2001 (Virtue Street Pavilion, The Bridgeway, Inland Valley Regional Medical Center and Wellington Regional Medical Center). The leases on these facilities were renewed at the same lease rates and terms as the initial leases and these renewals remove the majority of the previously disclosed uncertainty regarding the lease renewals with subsidiaries of UHS. As part of the renewal agreement, the Trust also agreed to grant additional fixed rate renewal options to a wholly-owned subsidiary of UHS commencing in 2002 on the real property of McAllen Medical Center.

  During 1999, the Trust paid $5.0 million to acquire a 98% interest in a limited liability company that owns the Summerlin Hospital Medical Office Building, which was constructed in 1997 and is connected to the Summerlin Hospital Medical Center in Las Vegas, Nevada. Summerlin Hospital Medical Center is owned by a limited liability company in which UHS holds a 72% ownership interest. Summerlin Hospital Medical Office Building was owned by this same limited liability company prior to the sale to the limited liability company in which the Trust holds a 98% ownership interest. Also during 1999, the Trust acquired the Orthopedic Specialists of Nevada Building in Las Vegas, Nevada for $1.6 million. The ground lease on this medical office building is based upon an agreement between Valley Health Systems, LLC (a UHS subsidiary) and the Trust. In addition, the Trust purchased from UHS, additional real estate assets related to Chalmette Medical Center for approximately $3.2 million in cash.

  During the third quarter of 1999, the Trust recorded a provision for investment loss of $2.6 million on Meridell Achievement Center, Inc., a behavioral health services facility operated by, and leased to, a wholly-owned subsidiary of UHS, pursuant to the terms of a lease that expired in December, 2000. In measuring the provision for investment loss during the third quarter of 1999, the Trust estimated fair value by discounting (using the Trust's internal hurdle rate) expected future cash flows, consisting of estimated future rental payments and residual value. During the second quarter of 2000, the wholly-owned subsidiary of UHS exercised its option pursuant to the lease to purchase the leased property upon the December 31, 2000 expiration of the initial lease. Pursuant to the terms of the lease agreement, three appraisals were obtained to determine the fair market value of the property and accordingly, the sale price was determined to be $5,450,00. This sale was completed in December, 2000 resulting in a gain of approximately $1.9 million which was included in the Trust's 2000 results of operations.

  Also during 2000, the Trust invested $2.0 million to acquire a 98% interest in a LLC that purchased the Summerlin Hospital Medical Office Building II which is connected to the Summerlin Hospital Medical Center in Las Vegas, Nevada. This medical office building was purchased from a LLC in which UHS holds a 72% ownership interest. The purchase price paid for the property to the UHS majority-owned LLC was $10.5 million. The Trust made a cash investment of $2.0 million, and the LLC, which is majority-owned by the Trust, obtained a $9.8 million third-party, non-recourse mortgage to fund the balance of the purchase price and finance tenant improvements.

  During 2001, McAllen Hospitals, L.P., a subsidiary of UHS, exercised its renewal option to renew its lease with the Trust at substantially the same terms for another five years commencing January 1, 2002 and expiring December 31, 2006.

  Also during 2001, UHS purchased the assets and operations of the 60-bed McAllen Heart Hospital located in McAllen, Texas. Upon the acquisition by UHS, the Heart Hospital began operating under the same license as an integrated department of McAllen Medical Center. As a result of combining the operations of the two facilities, the revenues of McAllen Medical Center include revenues generated by the Heart Hospital, the real property of which is not owned by the Trust. Accordingly, since the bonus rent calculation for McAllen Medical Center is based on net revenues and since the financial results of the two facilities are no longer separable, the McAllen Medical Center lease was amended during 2001 to exclude from the bonus rent calculation, the estimated net revenues generated at the Heart Hospital. Base rental commitments and the guarantee by UHS under the original lease continue for the remainder of the lease terms. During 2000, UHS purchased a non-acute care facility located in McAllen, Texas that had been closed. The license for this facility was merged with the license for McAllen Medical Center and this non-acute facility, the real property of which is not owned by the Trust, was re-opened during 2001. There was no amendment to the McAllen Medical Center lease related to this non-acute care facility. No assurance can be given as to the effect, if any, the consolidation of the two facilities as mentioned above, had on the underlying value of McAllen Medical Center.

  Pursuant to the terms of the leases with UHS, the lessees have rights of first refusal to: (i) purchase the respective leased facilities during and for 180 days after the lease terms expire at the same price, terms and conditions of any third party offer, or; (ii) renew the lease on the respective leased facility at the end of, and for 180 days after, the lease term on the same terms and conditions as to any third party offer. The leases also grant the lessees options, exercisable on at least six months notice, to purchase the respective leased facilities at the end of the lease term or any renewal term at the facility's then fair market value. The terms of the leases also provide that in the event UHS discontinues operations at the leased facility for more than one year, or elects to terminate its lease prior to the expiration of its term for prudent business reasons, UHS is obligated to offer a substitution property. If the Trust does not accept the substitution property offered, UHS is obligated to purchase the leased facility back from the Trust at a price equal to the greater of its then fair market value or the original purchase price paid by the Trust.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  Arthur Andersen LLP has been retained by the Board of Trustees, on the recommendation of the Audit Committee, to perform all accounting and audit services during the 2002 fiscal year. The Audit Committee is continuing to evaluate the Trust's engagement of Arthur Andersen LLP. It is anticipated that representatives of the Trust's independent public accountants will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the Shareholders or their representatives.

  During 2001, the Trust and many of its equity affiliates retained Arthur Andersen LLP, to provide services in the following categories and amounts:

            Audit fees                          $124,750
            Financial information, system
             design & implementation fees              0
            All other fees                       120,400
                                                --------
            Total Fees                          $245,150
                                                ========

  Included in the Arthur Andersen LLP fees listed above are audit and tax fees (tax fees are included in all other fees) of $81,750 and $77,400, respectively, incurred in connection with services rendered on behalf of, and paid by, the various limited liability companies and limited partnership in which the Trust owns various equity interests.

  The Audit Committee has considered and determined that the provision of non-audit services by the Trust's principal auditor is compatible with maintaining auditor independence.

                        EXPENSES FOR PROXY SOLICITATION

  The principal solicitation of Proxies is being made by mail; however, certain officers and employees of the Trust and of the Advisor, or its affiliates, none of whom will receive additional compensation therefor, may solicit Proxies by telegram, telephone or other personal contact. The Trust will bear the cost of the solicitation of the Proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of Shares.

             DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR
                          NEXT YEAR'S ANNUAL MEETING

  Any proposal that a Shareholder wishes to present for consideration at the 2003 Annual Meeting must be received by the Trust no later than December 30, 2002. This date provides sufficient time for inclusion of the proposal in the 2002 proxy materials.

                        OTHER BUSINESS TO BE TRANSACTED

  As of the date of this Proxy Statement, the Board of Trustees knows of no other business to be presented for action at the Annual Meeting. As for any other business that may properly come before the Annual Meeting, the Proxies confer discretionary authority in the persons named therein. Those persons will vote or act in accordance with their best judgment with respect thereto.

  YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

                                            BY ORDER OF THE BOARD OF TRUSTEES

                                            /s/ Kirk E. Gorman

                                                     KIRK E. GORMAN
                                                        Secretary

King of Prussia, Pennsylvania
April 29, 2002

  A COPY OF THE TRUST'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY SHAREHOLDER REQUESTING IT IN WRITING FROM: INVESTOR RELATIONS, UNIVER-SAL HEALTH REALTY INCOME TRUST, UNIVERSAL CORPORATE CENTER, 367 SOUTH GULPH ROAD, P.O. BOX 61558, KING OF PRUSSIA, PENNSYLVANIA 19406-0958.

UNIVERSAL HEALTH REALTY INCOME TRUST

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940


                                  DETACH HERE




[X] Please mark
    votes as in
    this example

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ELECTION OF THE NOMINEES FOR TRUSTEES.

1. The Election of Trustees.

  Nominees:  (01) Alan B. Miller, (02) Myles H. Tanenbaum and
             (03) Elliot J. Sussman, M.D., M.B.A.

           FOR                    WITHHELD
          THREE   [_]        [_] FROM THREE
         NOMINEES                 NOMINEES

[_]_________________________________________________
For, except vote withheld from the above nominee:

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished herewith.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING            [_]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT          [_]

NOTE: Please sign exactly as name appears hereon. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title.


Signature:________________ Date:_______ Signature:_______________ Date:_______

                                  DETACH HERE


                                     PROXY


                     UNIVERSAL HEALTH REALTY INCOME TRUST

  This Proxy is Solicited By The Board of Trustees For The Annual Meeting of
                                 Shareholders
                          To Be Held on June 3, 2002



     Alan B. Miller and Kirk E. Gorman, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated on the reverse side, all shares of Universal Health Realty Income Trust held of record by the undersigned on April 23, 2002 at the Annual Meeting of Shareholders to be held at 10.00 a.m., on Monday, June 3, 2002 at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.


                   (This proxy is continued on reverse side)


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 SEE REVERSE    PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY     SEE REVERSE
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